Exhibit 99.6

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

                                                          September 7, 2011

Boards of Directors
Cheviot Mutual Holding Company
Cheviot Financial Corp.
Cheviot Savings Bank
3723 Glenmore Avenue
Cheviot, Ohio  45211

Re:          Plan of Conversion and Reorganization
Cheviot Mutual Holding Company
Cheviot Financial Corp.
Cheviot Savings Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of Cheviot Mutual Holding Company (the “MHC”), Cheviot Financial Corp., (the “Company”) and Cheviot Savings Bank, all based in Cheviot, Ohio.  The Plan provides for the conversion of the MHC into the full stock form of organization.  Pursuant to the Plan, the MHC will be merged into the Company and the Company will merge with Cheviot Financial Corp. a newly-formed Maryland corporation (the “Company”) with the Company as the resulting entity, and the MHC will no longer exist.  As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in the Company now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in the Company’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Company). The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Cheviot Savings Bank.  We further understand that Cheviot Savings Bank will also establish a liquidation account in an amount equal to the Company’s liquidation account, pursuant to the Plan.  The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of Cheviot Savings Bank (or the Company and Cheviot Savings Bank).

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

RP Financial, LC.
Boards of Directors
September 7, 2011

In the unlikely event that either Cheviot Savings Bank (or the Company and Cheviot Savings Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of the supplemental eligibility record date of the liquidation account maintained by the Company.  Also, in a complete liquidation of both entities, or of Cheviot Savings Bank, when the Company has insufficient assets (other than the stock of Cheviot Savings Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Cheviot Savings Bank has positive net worth, Cheviot Savings Bank will immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Cheviot Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in Cheviot Savings Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of Cheviot Savings Bank (or the Company and Cheviot Savings Bank), that liquidation rights in the Company automatically transfer to Cheviot Savings Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of Cheviot Savings Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, the Company will transfer the liquidation account and depositors’ interest in such account to Cheviot Savings Bank and the liquidation account shall thereupon become the liquidation account of Cheviot Savings Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the Cheviot Savings Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/ RP Financial, LC.
RP Financial, LC.